CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of April 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of April 2007.

Operational statistics for the month of April 2007 and the comparative figures for the previous month are as follows:

	April 2007	March 2007

1. CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	110.298 million	109.158 million
• Post-paid Subscribers	56.795 million	56.158 million
• Pre-paid Subscribers	53.503 million	53.000 million

Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	4.425 million	3.285 million
• Post-paid Subscribers	2.528 million	1.891 million
• Pre-paid Subscribers	1.897 million	1.394 million

Aggregated Number of CDMA Cellular Service Subscribers	38.207 million	37.724 million
• Post-paid Subscribers	35.085 million	34.605 million
• Pre-paid Subscribers	3.122 million	3.119 million

Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	1.714 million	1.231 million
• Post-paid Subscribers	1.631 million	1.151 million
• Pre-paid Subscribers	0.083 million	0.080 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	3.6217 billion	2.6374 billion
• Domestic Long Distance	3.5632 billion	2.5951 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0585 billion	0.0423 billion

Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	4.0759 billion	2.9772 billion
• Domestic Long Distance	4.0399 billion	2.9510 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0360 billion	0.0262 billion

Notes:

1.                     All the Aggregated Numbers recorded for the months of March 2007 and April 2007 are aggregated data reported at 24:00 on 31 March 2007 and 30 April 2007 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of April 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 30 April 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of March 2007 and April 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 18 May 2007